Exhibit 99.1

NEWS

Universal Electronics Inc. and Peel Technologies, Inc. Patent Infringement Litigation

SANTA ANA, Calif. & MOUNTAIN VIEW, Calif. — November 14, 2014 — Universal Electronics Inc. (UEI) (NASDAQ: UEIC) and Peel Technologies, Inc. today announced that they have agreed to dismiss their respective patent infringement claims against each other without prejudice. Peel agreed to modify and update its products to avoid UEI’s allegations of infringement. The specific terms of the settlement agreement are otherwise confidential.
About Universal Electronics
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company’s broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. For additional information, visit our web site at www.uei.com.
Safe Harbor Statement
Certain matters discussed in this press release may be forward-looking statements that involve a number of risks and uncertainties, including the amount of business that may be generated by UEI resulting from the business relationship discussed herein. The companies undertake no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Universal Electronics Inc., the UEI logo, and other UEI marks are owned by UEI and may be registered. All other trademarks are the property of their respective owners.
Peel, and the Peel logo, are owned by Peel and may be registered. All other trademarks are the property of their respective owners.
###
Contacts:
UEI: Richard A. Firehammer, Jr., General Counsel, Universal Electronics – (714) 918-9500